CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 83 to the registration statement on Form N-1A (the Registration Statement) of our reports dated September 28, 2001, relating to the financial statements and financial highlights appearing in the August 31, 2001 Annual Reports to Shareholders of Vanguard U.S. Growth Fund, Vanguard International Growth Fund, and Vanguard Calvert Social Index Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectuses and under the headings "Financial Statements" and "Service Providers-- Independent Accountants" in the Statement of Additional Information.



PricewaterhouseCoopers LLP
Philadelphia, PA

December 6, 2001